Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated September 13, 2013, with respect to the consolidated balance sheets of Unilife Corporation and subsidiaries (the Company) as of June 30, 2013 and 2012 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2013 and the effectiveness of internal control over financial reporting as of June 30, 2013, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated September 13, 2013 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has limited cash resources, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Harrisburg, Pennsylvania

January 14, 2014